EXHIBIT 4.1

SECOND AMENDMENT TO THE

SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT, dated as of September 4, 2003 (the “Second Amendment”), by and between SENETEK, PLC, a corporation organized under the laws of England (the “Company”) and the holders of warrants and notes set forth on Schedule 1 hereto (the “Purchasers” or the “Holders”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the Company and the Purchasers have entered into a Securities Purchase Agreement dated as of April 14, 1999, as amended by the First Amendment dated as of June 20, 2001 (the “Purchase Agreement”);

WHEREAS, the Company and the Purchasers have agreed to certain financial accommodations (the “Financial Accommodations”) with respect to the terms of the Notes, including the issuance of warrants to purchase 4,500,000 Ordinary Shares (the “Series D Warrants”);

WHEREAS, as part of the Financial Accommodations, the Company will prepay to certain Purchasers $2,500,000 of the principal amount of the Notes;

WHEREAS, on the date hereof the Company is issuing 500,000 Series D Warrants to Alba Limited, as a transaction fee for assisting in structuring the Financial Accommodations;

WHEREAS, pursuant to the Notes, the Notes may be amended with the written consent of the Company and the Holders of the Notes that represent in the aggregate at least a majority of the total principal amount of the Notes then outstanding; and

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. Amendments to the Purchase Agreement. (a) The definitions of “Change of Control,” “Notes,” “Transaction Documents” and “Warrants” contained in Section 1 of the Purchase Agreement are deleted in their entirety and replaced with the following new definitions of such terms:

“‘Change of Control” shall mean the earliest to occur of: (a) the date on which an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than 35% of the total ownership interest of the Company then outstanding, or (b) the replacement (other than solely by reason of death or disability) of more than two (2) of the members of the board of directors (or an equivalent governing body) of the Company over a one-year period from the directors who constituted such board of directors at the beginning of such period, or the addition to such board of directors as so constituted of more than two (2) members, and such replacement or addition shall not have been approved by a vote of at least a majority of the board of directors of the Company then still in office who either were members of such board of directors at the beginning of such one-year period or whose election as members of the board of directors was previously so approved.”

“‘Notes’ shall mean the Second Amended and Restated Senior Secured Notes due April 1, 2007 (together with any such notes which may be issued hereunder in substitution or exchange therefor) of the Company to bear interest on the unpaid balance thereof from the date of issue until the principal thereof shall become due and payable at the rates specified therein, issued pursuant to Section 2 hereof.”

“‘Transaction Documents’ shall mean, collectively, (i) this Agreement, as amended by the First Amendment and the Second Amendment, (ii) the Advice Agreement; (iii) the Notes, (iv) the Warrants, (v) the Registration Rights Agreement, (vi) the Security Agreement, (vii) the U.K. Security Agreement, (viii) the Pledge Agreement, (ix) the Guaranty and (x) the Patent and Trademark Security Agreement and all exhibits and schedules thereto and hereto; as such agreements in (v) through (x) are amended and ratified by amendments to such agreements executed and delivered by the parties thereto in connection with the closing of the transactions provided for in the Credit Agreement or in the case of (v) also pursuant to the Second Amendment.”

“‘Warrants” shall mean the Series A Warrants, the Series B Warrants and the Series D Warrants.”

(b) Section 1 of the Purchase Agreement is hereby amended by inserting the following definitions in their proper alphabetical order:

“‘Acquiring Person” means a “person” or “group of persons” within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.”

“‘Series D Warrants’ shall mean the warrants to purchase an aggregate of 5,000,000 Ordinary Shares, subject to adjustment, at an exercise price of $0.40 per Ordinary Share, subject to adjustment.”

“‘Second Amendment’ shall mean the Second Amendment to the Securities Purchase Agreement dated as of September 4, 2003 by and between the Company and the Purchasers described therein.”

(c) Section 2(d) (Authorization of Financing; Settlement) of the Purchase Agreement is hereby deleted and amended in its entirety as follows:

“(d) As used herein, the term “Securities” means the Notes and the Warrants issued to the Purchasers pursuant to this Agreement or any amendment hereto.”

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(d) Section 7.7 (Attendance at Board Meetings) of the Purchase Agreement is hereby amended to add a new subsection (b) as follows:

“(b) Upon written notice from the Purchasers of their desire to do so, for so long as the Notes are outstanding, the Board of Directors of the Company shall appoint, and in connection with each subsequent Annual General Meeting shall nominate and favorably recommend to the Company’s holders of Ordinary Shares, and use its best efforts to cause the election to the Board of Directors of, as part of management’s slate of candidates for each Annual General Meeting of the Company during the term of this covenant, two (2) nominees designated by the Purchasers who are “independent” within the meaning of the rules of the NASDAQ stock market (or any successor securities exchange or automated quotation system on which the Company’s Ordinary Shares or American Depositary Shares may then be principally quoted or traded) and Section 301 of the Sarbanes-Oxley Act and the rules thereunder and Section 162(m) of the Internal Revenue Code of 1986, as amended, and Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and have qualifications reasonably acceptable to a majority of the Board of Directors (the “Purchaser Board Representatives”) and, after the election of the Purchaser Board Representatives to the Board of Directors, to appoint one of the Purchaser Board Representatives to the Board of Directors’ Audit Committee and Compensation Committee. The observer rights of the Purchaser set forth in subparagraph (a) above shall not be available during the period that Purchaser Board Representatives are serving on the Board of Directors.”

2. Company Pre-Payment. On the date hereof the Company shall prepay in full each of the $710,394 Settlement Notes issued to Silver Creek Investments Ltd. (“Silver Creek”) and Bomoseen Investments Ltd. (“Bomoseen”) and prepay $539,606 of each of the Investment Notes of Silver Creek and Bomoseen (the “Prepayment”). As a result of the Prepayment the principal amount of the Investment Notes and Settlement Notes held by Silver Creek and Bomoseen shall be as set forth on Schedule 1 attached hereto.

3. Series D Warrants. On the date hereof, the Company will issue to the Purchasers Series D Warrants to purchase an aggregate of 4,500,000 Ordinary Shares in the amounts set forth on Schedule 1 attached hereto. The Series D Warrants shall be substantially in the form of Exhibit A attached hereto.

4. Cancellation of Series C Warrants. On the date hereof, as a condition to the Prepayment, the Purchasers will deliver to the Company the original Series C Warrants for cancellation by the Company.

5. Amended and Restated Notes. Upon the Prepayment and the delivery of the original Notes to the Company by the Purchasers thereof, the Notes shall be amended and restated in their

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entirety in the form attached hereto as Exhibit B and in the amounts set forth on Schedule 1 to provide, among other things, that the maturity date of such Notes shall be extended from April 14, 2004 to April 1, 2007 and to provide for certain mandatory prepayments by the Company (the “Second Amended and Restated Notes”).

6. Issuance of ADSs. The Company shall indemnify the Purchasers for any losses resulting from the failure of The Bank of New York (or any successor depository agent of the Company, the “Depository Agent”) to issue American Depository Shares (“ADSs”) to the Purchasers within five (5) business days of any exercise of Warrants in accordance with the procedures set forth in Exhibit C hereto; provided, however, that the amount of such indemnification shall not exceed the amount by which (i) the lesser of (A) the closing price of the Company’s ADSs as quoted on the Nasdaq stock exchange (or any successor securities exchange or automated quotation system on which the ADSs may be principally quoted or traded) on the date of exercise of such Warrants or (B) such closing price of the Company’s ADSs on the fifth (5th) business day thereafter, exceeds (ii) such closing price of the Company’s ADSs on the date of actual issuance of the ADSs by the Depository Agent. The exercise price of the Warrants shall be held by the Depository Agent as security for the Company’s indemnification obligation hereunder until the date of actual issuance of the ADSs and payment of the indemnity, if any, required by this Section 6.

7. Expenses. In consideration of the obligations of the Purchasers set forth in this Agreement, the Company agrees to pay (a) all reasonable out-of-pocket expenses of the Purchasers attributable to work performed pursuant to this Agreement; provided that the Purchasers will cooperate to ensure that such expenses are reasonable and that no individual expense in excess of two thousand five hundred dollars ($2,500) will be incurred without the prior approval of the Company and (b) all reasonable third party expenses incurred in connection with the negotiation, preparation and execution of this Second Amendment and the documents contemplated hereby and the completion of the transactions contemplated hereby and thereby, including those of legal counsel and such other advisors retained with the approval of the Company; provided further, that the Purchasers shall collectively be entitled to engage only one legal counsel, subject to a limit of fifty thousand dollars ($50,000). The identity of, and the rates charged by, all such advisors shall be approved in advance by the Company. The Company approves of Pryor Cashman Sherman & Flynn LLP as the legal counsel to Purchasers. In no event shall the Company be required to pay any additional fees to the Purchasers in connection with the transactions contemplated hereby.

8. Registration Rights Agreement. (a) Upon the execution of the Second Amendment, the Company, the Purchasers, Scorpion Holdings, and Wallington shall amend the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit E, to add Alba Limited, as a party thereto entitled to the registration rights thereunder (the “Registration Rights Amendment”), with respect to the Ordinary Shares underlying the Series D Warrants issued to Alba Limited on the date hereof.

(b) Pursuant to Section 4 of the Registration Rights Agreement, the Purchasers request that the Company register all Ordinary Shares underlying the Series D Warrants held by the Purchasers and Alba Limited on a registration statement on Form S-3 with the Securities Exchange Commission. The Company covenants and agrees to register such shares no later than April 30, 2004.

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9. Conditions to Closing. This Amendment shall become effective only upon the satisfaction or waiver of all of the following conditions precedent and as a condition to the execution of this Amendment: (i) the Company shall have executed and delivered to the Purchasers the Second Amended and Restated Notes, the Series D Warrants and the Registration Rights Amendment; (ii) the Purchasers shall have received from Coudert Brothers LLP, legal counsel for the Company, a legal opinion substantially in the form attached hereto as Exhibit D, addressed to the Purchasers dated the date hereof, and (iii) the Company shall have issued to Alba Limited a Series D Warrant to purchase 500,000 Ordinary Shares.

10. Representations and Warranties. (a) In order to induce the Purchasers to enter into this Second Amendment, the Company hereby represents and warrants to the Purchasers that the Company has full power, right and legal authority to execute, deliver and perform its obligations under this Second Amendment. The Company has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Second Amendment. This Second Amendment constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally. All of the obligations under the Notes are owing by the Company to the Purchasers without defense, offset or counterclaim on the date hereof.

(b) Each of the Purchasers hereby reaffirms and restates, with the same effect as if set forth in full herein, the representations and warranties made in Section 11 of the Purchase Agreement, (i) including in the definition of “Acquired Securities” for purposes of such reaffirmation and restatement, (A) the Series D Warrants issued pursuant to Section 3 hereof, including any Ordinary Shares issued upon the exercise thereof, and (B) the Amended and Restated Notes issued pursuant to Section 5 hereof, including any Ordinary Shares issued in payment of the principal amount thereof or interest thereon, and (ii) including in the definition in Section 2 of “Warrants” for the purposes of such reaffirmation and restatement, the Series D Warrants issued pursuant to Section 3 hereof.

11. Amendments. This Second Amendment may not be amended, modified or supplemented except by a subsequent written agreement signed by the parties hereto.

12. Counterparts. This Second Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one in the same instrument.

13. Governing Law. This Second Amendment shall be governed by the laws of the State of New York (without giving effect to any conflicts of law rules or principles, other than New York General Obligations Law Sections 5-1401 and 5-1402).

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14. Headings. The headings of this Second Amendment have been included solely for convenience of reference and shall not be deemed to affect the meaning or interpretation hereof in any respect.

15. Counterparts. This Second Amendment may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.

16. Survival of the Purchase Agreement. Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Purchase Agreement in any related document (other than the Purchase Agreement) shall mean and be a reference to the Purchase Agreement as amended hereby. Except as specifically amended by this Second Amendment, the Purchase Agreement shall remain in full force and effect and is hereby ratified, confirmed and acknowledged by the Company. This Second Amendment shall not be deemed to (i) be a consent to any waiver or modification of any term or condition of the Purchase Agreement or any document delivered pursuant thereto, except in each case as expressly provided herein, or (ii) prejudice any right or rights the Purchasers may now or in the future have in connection with the Purchase Agreement.

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IN WITNESS WHEREOF, the Company and the Purchasers have executed this Second Amendment to the Securities Purchase Agreement as of the day and year first above written.

SENETEK PLC

By:	/s/ WADE H. NICHOLS
	Name:	Wade H. Nichols
	Title:	Executive Vice President, Corporate Development

SILVER CREEK INVESTMENTS, LTD.

By:	/s/ ROBERT T. TUCKER
	Name:	Robert T. Tucker
	Title:	Director

BOMOSEEN INVESTMENTS, LTD.

By:	/s/ ROBERT T. TUCKER
	Name:	Robert T. Tucker
	Title:	Director

ELSTREE HOLDINGS, LTD.

By:	/s/ ROBERT T. TUCKER
	Name:	Robert T. Tucker
	Title:	Director

DANDELION INVESTMENTS, LTD.

By:	/s/ ROBERT T. TUCKER
	Name:	Robert T. Tucker
	Title:	Director

SCHEDULE 1

Purchaser	Principal Amount of Investment Notes	Principal Amount of Settlement Notes	Number of Series A Warrants	Number of Series B Warrants	Number of Series C Warrants	Number of Series D Warrants
Silver Creek Investments, Ltd.	$947,463	0	892,241	991,379	0	872,154
Bomoseen Investments, Ltd.	$947,463	0	892,241	991,379	0	872,154
Elstree Holdings, Ltd.	$1,012,931	$483,891	607,759	675,287	0	1,377,846
Dandelion Investments, Ltd.	$1,012,931	$483,891	607,759	675,287	0	1,377,846

EXHIBIT A – FORM OF SERIES D WARRANTS

EXHIBIT B – FORM OF SECOND AMENDED AND RESTATED NOTES

EXHIBIT C – ADS PROCESS

1. A Purchaser shall give the Company five (5) business days’ prior written notice before exercising any Warrant.

2. At the time any Warrants are exercised, such Purchaser shall:

(a) deliver the Warrants to be exercised, together with an executed Notice of Exercise and the exercise price therefor, to the Company at the office of the Secretary, 620 Airpark Road, Napa, CA 94553, or such address as the Company may later designate to the Purchasers prior to 10:00 a.m. Pacific time on the date of exercise; and

(b) give the Company complete written issuance instructions, including, without limitation:

(i) the manner in which the ADSs are to be registered, provided, that such Purchaser must instruct the Company that the ADSs be registered in the name of a broker that has experience executing restricted stock transactions, such broker to have been approved by the Company not less than three (3) business days in advance of any exercise; and

(ii) an instruction letter granting the Company’s registrar authority to issue certificated Ordinary Shares, bearing a restricted legend referencing the Securities Act of 1933, by book order entry to the Depository Agent for deposit in the Company’s depositary facility, with certificates to be delivered, with payment of duty to Inland Revenue certified, to the Depository Agent’s London nominee.

3. On the date of such exercise, such Purchaser shall have complied with all requirements (documentary or otherwise) of the Company’s registrar and the Depository Agent now or hereinafter in effect.

4. The Company shall cooperate with the Purchaser in complying with the provisions of Nos. 2 and 3 above, including providing the Bank of New York with a letter acknowledging the deposit of Ordinary Shares in exchange for ADRs representing ADSs. Subject to the terms of the Warrants, the Company shall also pay all depositary fees and stamp duty reserve taxes to Inland Revenue in connection with the issuance of ADRs or ADSs in respect of the Ordinary Shares issued upon exercise of the Warrants.

EXHIBIT D – FORM OF LEGAL OPINION

EXHIBIT E – REGISTRATION RIGHTS AMENDMENT